September 1, 2006

D. Scott Kroh
809 Weldon Street
Latrobe, Pennsylvania 15650

Dear Scott:

You have indicated to us that, in view of the serious medical situation affecting your family, you will no longer be able to devote the time and attention to Alpha’s affairs necessary to discharge your duties as President of Alpha Coal Sales Co., LLC and Executive Vice President of Alpha Natural Resources, Inc. This letter sets forth our agreement regarding the terms of your employment with Alpha Natural Resources, Inc. and its subsidiaries (“Alpha”) from and after the date of this letter (the “Effective Date”).

1. Employment Status. You hereby resign your position as President and Manager of Alpha Coal Sales Co., LLC (“Sales”) and Executive Vice President of Alpha Natural Resources, Inc. (“ANR”) and any other position that you hold with Alpha as an officer, director or manager. Commencing on the Effective Date, you will continue your employment as an at-will employee of Sales on a part-time basis, reporting to the President of Sales, with your time commitment and base salary to be determined by the President of Sales. Except as otherwise provided for in this letter, you will be entitled to participate in all benefit and compensation programs available generally to employees of Sales.

2. Employment Agreement. That certain Amended and Restated Employment Agreement, dated March 31, 2004, between you and Sales (the “Employment Agreement”) is hereby terminated by mutual agreement, it being understood, however, that:

(a) you will continue to be eligible to participate in Alpha’s Annual Incentive Bonus Plan for that portion of calendar 2006 during which you served as an officer of Alpha and otherwise on the terms and subject to the conditions of the Annual Incentive Bonus Plan;

(b) you will continue to be subject to Alpha’s Business Code of Ethics and Article 4 of the Employment Agreement regarding confidentiality; and

(c) that certain letter agreement between you and Alpha Natural Resources, LLC dated March 11, 2003 will continue in full force and effect.

3. Equity and other Incentive Compensation. You hereby surrender all awards previously granted to you under Alpha’s 2005 Long Term Incentive Plan (“LTIP”) and acknowledge that you are not entitled to any benefits under, or further participation in, the LTIP or Alpha’s Retention Compensation Plan adopted by Alpha on November 10, 2005. Alpha acknowledges that you are an Employee Stockholder party to that certain Amended and Restated Stockholder Agreement among you, ANR and others dated October 26, 2005 (the “Stockholder Agreement”) and you will continue to hold Employee Restricted Shares on the terms and subject to the conditions of the Stockholder Agreement.

4. Releases. In exchange for the payments and other consideration under this letter, (a) you hereby release Alpha and its officers, directors, stockholders, partners, principals, employees and agents, and (b) Alpha hereby releases you, from any claim of every kind arising out of the transactions and arrangements contemplated by this letter agreement. Nothing contained in this paragraph shall release or bar any claims arising out of the breach or alleged breach of this letter agreement.

5. Indemnification. You shall be entitled to indemnification in accordance with the terms and conditions of Article VII of the Restated Certificate of Incorporation of ANR, as amended and in effect on the Effective Date, with respect to all claims brought against you based upon or arising out of your actions or inactions as an officer of Alpha occurring prior to the Effective Date. Even if Article VII of the Certificate of Incorporation of ANR is hereafter amended or modified, Alpha shall provide indemnification to you in accordance with the terms and conditions of Article VII as they existed on the Effective Date with respect to any claims, demands or causes of action brought by third parties against you.

6. Miscellaneous.

(a) This letter agreement is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein. It may not be modified except in a writing that refers to this letter agreement signed by you and a duly authorized officer of Alpha.

(b) This letter agreement shall bind the heirs, personal representatives, successors, assigns, executors and administrators of each party, and inure to the benefit of each party, its heirs, successors and assigns.

(c) This letter agreement shall be governed by and construed and enforced, in all respects in accordance with, the laws of the State of Delaware, without regard to principles of conflicts of law, unless preempted by federal law, in which case federal law shall govern.

(d) It is the mutual intention of the parties to have any dispute concerning this letter agreement resolved out of court. Accordingly, the parties agree that any such dispute shall, as the sole and exclusive remedy, be submitted for resolution pursuant to binding arbitration to be held in Roanoke, Virginia in accordance with the employment arbitration rules (except as modified below) of the American Arbitration Association and with the Expedited Procedures thereof (collectively, the “Rules”); provided, however, that either party shall be entitled to seek a restraining order or injunction in any court of competent jurisdiction to prevent any breach of paragraph 6 of this letter agreement or the continuation of any such breach and the other party hereby consents that such restraining order or injunction may be granted without the necessity of posting any bond. Each of the parties hereto agrees that such arbitration shall be conducted by a single arbitrator selected in accordance with the Rules; provided that such arbitrator shall be experienced in deciding cases concerning the matter which is the subject of the dispute. Each of the parties agrees that in any such arbitration that (a) pre-arbitration discovery shall be limited to the greatest extent provided by the Rules, (b) the award shall be made in writing no more than 30 days following the end of the proceeding, (c) the arbitration shall not be conducted as a class action, (d) the arbitration award shall not include factual findings or conclusions of law, or a reasoned opinion, and (e) no punitive or consequential damages shall be awarded. Any award rendered by the arbitrator shall be final and binding and judgment may be entered on it in any court of competent jurisdiction. Each of the parties hereto agrees to treat as confidential the results of any arbitration (including, without limitation, any findings of fact and/or law made by the arbitrator) and not to disclose such results to any unauthorized person.

(e) It is a desire and intent of the parties that the terms, provisions, covenants, and remedies contained in this letter agreement shall be enforceable to the fullest extent permitted by law. If any such term, provision, covenant, or remedy of this letter agreement or the application thereof to any person, association, or entity or circumstances shall, to any extent, be construed to be invalid or unenforceable in whole or in part, then such term, provision, covenant, or remedy shall be construed in a manner so as to permit its enforceability under the applicable law to the fullest extent permitted by law. In any case, the remaining provisions of this letter agreement or the application thereof to any person, association, or entity or circumstances other than those to which they have been held invalid or unenforceable, shall remain in full force and effect.

(f) The parties intend this letter agreement to be enforced according to its terms. No failure by either party hereto at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this letter agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

If you are in agreement with the foregoing, please acknowledge your agreement by signing below and returning this letter to me.

Sincerely,

Alpha Natural Resources, Inc.

Michael J. Quillen

President and Chief Executive Officer

Acknowledged and Agreed:

/s/ D. Scott Kroh
D. Scott Kroh

Date: September 1, 2006